For Immediate Release
Jan. 16, 2008
SAP and Business Objects Unveil First Joint Offerings
Kick-Off Go to Market Activities with First Combined Product Packages; Customers Gain Solutions for Business Insight, Performance Management, and Compliance
          WALLDORF, Germany / PARIS / San Jose, Ca. — Jan. 16, 2008 — As a first indication of the successful pace of integration of the two companies, SAP AG (NYSE: SAP) and Business Objects S.A. (NASDAQ: BOBJ; Euronext Paris: ISIN code FR0004026250 — BOB) today revealed nine joint product packages, available this month, that will be sold by both organizations’ global sales teams. These packages were chosen to address the most common challenges facing business users from the C-suite to main street, which include: gaining better business insight, improving company performance and ensuring compliance with corporate governance policies. These packages will allow companies to license, install and manage solutions from SAP and Business Objects in a single IT investment transaction.
          The companies detail these new product packages in conjunction with today’s announcement acknowledging the next steps in SAP’s successful acquisition of Business Objects (see press release entitled “SAP and Business Objects Unite to Lead Emerging Market for Business Performance Optimization.”) With a broad showing of support from shareholders and business partners, SAP and Business Objects now embark on a road map to expand their wide lead in the market of software for business users into leadership in the emerging market for business performance optimization.
          “Our initial combined software packages enable new customers to experience the business value gained by the thousands of customers that are successfully running applications from the SAP and Business Objects solution portfolios,” said Léo Apotheker, deputy CEO and president of Customer Solutions and Operations, SAP. “These initial offerings underline the already strong synergies in both our product and sales organizations, and foreshadow how quickly we will bring our two companies together. We fully intend to build upon these offerings

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and provide our customers with the innovative, market-leading solutions they’ve come to expect from SAP and Business Objects. United by a shared vision to transform the way the world works by connecting people, information and businesses, this is the first demonstration of how we will protect and expand our customers’ IT investments, while helping them to further optimize business performance.”
Software Packages from SAP and Business Objects Deliver Immediate Benefits to Customers of All Sizes
          The nine new software “packages” combine solutions from SAP and Business Objects in groupings designed to help customers hone in and address particular business challenges. For example, the new Financial Performance Management (FPM) package will give business executives the tools they need to help ensure that day-to-day execution maps to the company’s overall business strategy and goals. The FPM package will also empower business users to help their company performance excel. The initial packages fall into three categories: performance optimization applications, business intelligence platform capabilities and packages specifically for the small and midsize market.
          Performance optimization applications provide business users with the industry’s most complete solutions for improving corporate performance and ensuring accountability. In addition, the applications empower employees across the organization with the tools and insight to proactively contribute to their organizations’ success. The initial two packages for performance optimization are described below.
•	Financial Performance Management (FPM) package – Provides an end-to-end suite of applications which CFOs and other business leaders rely on to increase their companies’ financial performance and operational efficiency. This package helps business users to align everyday execution with their company’s overall business strategy by providing user-friendly planning, budgeting, consolidation, and profitability analysis solutions.

•	Governance, Risk, and Compliance (GRC) package – Gives executives and line of business employees the tools and solutions to mitigate risks and confirm compliance with corporate governance policy. GRC solutions provide operational transparency and evidence that business is conducted within ethical standards and regulatory mandates.
          The SAP and Business Objects business intelligence platform gives customers a scalable infrastructure that delivers accurate, timely and actionable insight. The business intelligence

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platform also provides access to data of any type and is agnostic to the underlying business applications and data stores. Packages within the business intelligence platform include:
•	Visualization and Reporting package – Enhances visibility into business by simplifying access to any data sources for all users with interactive, easy-to-use reports and dashboards. Enables employees to create and distribute visually stunning reports from within Microsoft Office.

•	Enterprise Query, Reporting, and Analysis package – This is an extension to the Visualization and Reporting package which empowers business users with powerful interactive tools to gain quick business insight. Provides trusted and consolidated business insight from all organizational data in users’ preferred environments including mobile, widgets, or search box.

•	Data Integration and Data Quality Management package – Delivers enterprise-class data integration capabilities which manage and clean data from both SAP and non-SAP sources.

•	Master Data Services package – Enables businesses to consolidate, harmonize and centrally manage critical business data. Compliant with industry data standards to help ensure easy data synchronization across global supply chains.
     In addition, three packages have been specially engineered, packaged and priced for small and midsize enterprises (SMEs). These packages provide complete, simplified business optimization applications and business intelligence platform capabilities, which are easily integrated into customers existing IT infrastructure. The packages for SMEs include:
•	SAP® Business All-in-One with BusinessObjects Edge Standard package – Combines the most robust business process platform designed specifically for the mid to upper-end of the mid market, with the market’s most comprehensive BI offering for SMEs. It will be available this month from both SAP and Business Objects’ field organization and channel partners.

•	Crystal Reports® Server package – For the first time, the SAP channel will be able to provide Crystal Reports Server, a complete reporting solution for small and medium-sized businesses, directly to its install base offering their customers the benefits and simplicity of working with a single IT vendor.

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•	BusinessObjects Edge Series package – The Business Objects channel will continue to offer the BusinessObjects Edge Series to its SME customers. The BusinessObjects Edge Series now includes integration for SAP Solutions, giving midsize SAP customers enhanced reporting and analysis capabilities.
Availability
All packages will be available later this month. For more details on the packages, please visit
www.sap.com/businessobjects or www.businessobjects.com/SAPacquisition .
About SAP
SAP is the world’s leading provider of business software*. Today, more than 43,400 customers in more than 120 countries run SAP® applications—from distinct solutions addressing the needs of small businesses and midsize companies to suite offerings for global organizations. Powered by the SAP NetWeaver® technology platform to drive innovation and enable business change, SAP software helps enterprises of all sizes around the world improve customer relationships, enhance partner collaboration and create efficiencies across their supply chains and business operations. SAP solution portfolios support the unique business processes of more than 25 industries, including high tech, retail, financial services, healthcare and the public sector. With subsidiaries in more than 50 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE under the symbol “SAP.” (Additional information at <http://www.sap.com>)

(*) SAP defines business software as comprising enterprise resource planning and related applications such as supply chain management, customer relationship management, product life-cycle management and supplier relationship management.
About Business Objects
Business Objects has been a pioneer in business intelligence (BI) since the dawn of the category. Today, as the world’s leading BI software company, Business Objects transforms the way the world works through intelligent information. The company helps illuminate understanding and decision-making at more than 45,000 organizations around the globe. Through a combination of innovative technology, global consulting and education services, and the industry’s strongest and most diverse partner network, Business Objects enables companies of all sizes to make transformative business decisions based on intelligent, accurate, and timely information.
Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
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Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.
This press release contains forward-looking statements concerning the availability of the companies’ joint product offerings, the details of the joint product offerings and the anticipated benefits of these offerings to customers, and Business Objects’ ability to protect customers’ investments and to continue to innovate and support existing product portfolios. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, integration-related risks, customer and partner uncertainty regarding the anticipated benefits of the transaction, customer dissatisfaction with the joint product offerings, the failure to retain key Business Objects employees, the failure of SAP and Business Objects to achieve the anticipated synergies of the acquisition and other risks detailed in Business Objects’ SEC filings, including those discussed in Business Objects’ quarterly report on Form

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10-Q for the quarter ended September 30, 2007, which is on file with the SEC and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.
The Business Objects logo, BusinessObjects, Crystal Reports, Crystal Decisions, Intelligent Question, and Xcelsius are trademarks or registered trademarks of Business Objects in the United States and/or other countries. All other names mentioned herein may be trademarks of their respective owners.
Copyright © 2008 SAP AG. All rights reserved.
SAP, R/3, mySAP, mySAP.com, xApps, xApp, SAP NetWeaver and other SAP products and services mentioned herein as well as their respective logos are trademarks or registered trademarks of SAP AG in Germany and in several other countries all over the world. All other product and service names mentioned are the trademarks of their respective companies. Data contained in this document serve informational purposes only. National product specifications may vary.
Additional Information
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Business Objects securities. The complete terms and conditions of the U.S. offer are set forth in the U.S. Offer to Purchase and related documentation filed with the U.S. Securities and Exchange Commission (the “SEC”) by SAP France on Schedule TO and the recommendation of the Business Objects board of directors with respect to the U.S. offer is set forth in the solicitation/recommendation statement filed with the SEC by Business Objects on Schedule 14D-9, as amended. The complete terms and conditions of the French offer are set forth in the Note d’Information and Note en Réponse filed by SAP France and Business Objects with the French stock exchange authority (Autorité des marchés financier, “AMF”) which are available on the websites of the AMF (www.amf-france.org) and respectively SAP France (www.sap.com) and Business Objects (www.businessobjects.com), and may be obtained free of charge respectively from SAP France SA and Deutsche Bank AG, and Business Objects.
Business Objects shareholders and other investors should carefully read all tender offer materials, including the U.S. Offer to Purchase and all related documentation filed by SAP AG and SAP France on Schedule TO, the Schedule 14D-9 and related amendments filed by Business Objects as well as the Note d’Information and the Note en Réponse filed by SAP France and Business Objects because these documents contain important information, including the terms and conditions of the tender offers. Business Objects shareholders and other investors can obtain copies of the tender offer materials and any other documents filed with the AMF from the AMF’s Web site (www.amf-france.org) or with the SEC at the SEC’s Web site (www.sec.gov), in both cases without charge. Materials filed by SAP AG and SAP France may also be obtained for free at SAP’s Web site (www.sap.com), and materials filed by Business Objects may be obtained for free at Business Objects’ Web site (www.businessobjects.com). Stockholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the Offers.
Questions and requests for assistance may be directed to the Information Agent, Georgeson Inc. (199 Water Street, 26th Floor, New York, New York 10038-3650; North America Toll Free Number: (866) 574-4069; Outside North America Collect: (212) 440-9800; European Toll Free Number: 00800 6570 6570) or the Dealer Manager, Deutsche Bank Securities Inc. (60 Wall Street, New York, New York 10005; Call Toll Free: (877) 221-7676). Requests for additional copies of the U.S. offer documents and other materials may be directed to the Information Agent, and will be furnished promptly at SAP France’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. offer. SAP France will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of securities pursuant to the U.S. Offer.
The publication or distribution of this press release may be subject to statutory or regulatory restrictions in certain countries. The press release is not addressed to individuals subject to such restrictions, either directly or indirectly. Receipt of this press release does not constitute an offer in countries where a tender offer or an offer of securities would be illegal.
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For more information, press only:
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